Exhibit 99.1

L I N C O L N     E L E C T R I C     H O L D I N G S ,     I N C .

22801 Saint Clair Avenue • Cleveland, Ohio 44117 • U.S.A.

N E W S • R E L E A S E

LINCOLN ELECTRIC COMPLETES ACQUISITION OF AIR LIQUIDE WELDING

CLEVELAND, Monday, July 31, 2017 – Lincoln Electric Holdings, Inc. (the “Company”) (NASDAQ: LECO) is pleased to announce that it has completed the previously announced transaction to acquire Air Liquide Welding, a subsidiary of Air Liquide. Under the terms of the agreement, the purchase price was € 115 million (approximately USD$134 million), including the assumption of certain debt obligations. The Company funded the transaction with available cash on hand.

The acquisition is immediately accretive to Lincoln Electric earnings, excluding transaction costs, at approximately $0.03 of earnings per diluted common share (EPS) per quarter, or $0.12 annually, in the first year after the acquisition, and approximately $0.06 EPS per quarter, or $0.24 annually, in the second year of operation.

“We are excited to welcome Air Liquide Welding into the Lincoln Electric family and complete a transaction that provides compelling value for customers, employees and shareholders,” stated Christopher L. Mapes, Chairman, President and Chief Executive Officer. “The transaction brings together two talented teams who share the same commitment to welding and cutting innovation and offers customers the industry’s most comprehensive portfolio of solutions, technologies and application expertise.” Mapes continued, “I am confident that as we integrate the organizations, we will benefit from enhanced technical capabilities, operational efficiencies and scale, which will further advance our ‘2020 Vision and Strategy’ goals to improve profitability and returns.”

About Lincoln Electric

Lincoln Electric is the world leader in the design, development and manufacture of arc welding solutions, robotic welding and cutting systems, plasma and oxy fuel cutting, and is a leading provider of brazing and soldering alloys. Headquartered in Cleveland, Ohio, USA, Lincoln Electric has 63 manufacturing locations, including operations and joint ventures in 23 countries, and a worldwide network of distributors and sales offices reaching over 160 countries. For more information about Lincoln Electric and its products and services, visit the Company’s website at www.lincolnelectric.com.

Forward-Looking Statements

The Company’s expectations and beliefs concerning the future contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

These statements reflect management’s current expectations and involve a number of risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance” or words of similar meaning. These risks include our ability to successfully integrate Air Liquide Welding; our ability to achieve the expected growth and efficiencies from the Air Liquide Welding acquisition; and the Air Liquide Welding acquisition being accretive to earnings and generating attractive return on capital, within the expected time frame or at all. For additional discussion of risk factors, see “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

Contact

Amanda Butler

Director, Investor Relations

Tel: (216) 383-2534

Email: Amanda_Butler@lincolnelectric.com